                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        HIGHLANDS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   431032101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               FEBRUARY 13, 2001
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 431032101                   13G                 PAGE   2  OF   9 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        WOODBOURNE PARTNERS, L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        760,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                 PAGE   3  OF   9 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        FORSYTH JOINT VENTURE
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        40,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                 PAGE   4  OF   9 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        CLAYTON MANAGEMENT COMPANY
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       800,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        800,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        800,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.9%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                 PAGE   5  OF   9 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        JOHN D. WEIL
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       800,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        800,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        800,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.9%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No.  431032101                        13G                Page 6 of 9 Pages




ITEM 1(A)         Name of Issuer:
                  HIGHLANDS INSURANCE GROUP, INC.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  1000 LENOX DRIVE
                  LAWRENCEVILLE, NJ 08648

ITEM 2(A)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P.  ("WOODBOURNE")

                  (b)      FORSYTH JOINT VENTURE ("FORSYTH")

                  (c)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (d)      JOHN D. WEIL ("WEIL")

ITEM 2(B)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (c)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (d)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(C)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) FORSYTH IS A JOINT VENTURE AMONG THREE CHARITABLE FOUNDATIONS GOVERNED UNDER MISSOURI LAW.

                  (c) CLAYTON IS A CORPORATION ORGANIZED UNDER MISSOURI LAW AND IS THE GENERAL PARTNER OF WOODBOURNE AND THE MANAGER OF FORSYTH.

                  (d) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI. WEIL AND CERTAIN OF HIS FAMILY MEMBERS ARE THE TRUSTEES OF THE CHARITABLE FOUNDATIONS THAT FORMED FORSYTH.

ITEM 2(D)         Title of Class of Securities:

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 2(E)         CUSIP Number:

                  431032101

CUSIP No. 431032101                         13G                Page 7 of 9 Pages


ITEM 3                     If this statement is filed pursuant to Rule 13d-1(b)
                  or 13d-2(b) or (c), check whether the person is filing is a:

         (a).     [   ]    Broker or Dealer registered under Section 15 of the
                  Act;

         (b).     [   ]    Bank as defined in Section 3(a)(6) of the Act;

         (c).     [   ]    Insurance company as defined in Section 3(a)(19) of
                  the Act;

         (d).     [   ]    Investment company registered under Section 8 of the
                  Investment Company Act of 1940;

         (e).     [   ]    An investment advisor in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f).     [   ]    An employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F);

         (g).     [   ]    A parent holding company or control person in
                  accordance with Rule 13d-1(b)(1)(ii)(G);

         (h).     [   ]    A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act;

         (i).     [   ]    A church plan that is excluded from the definition of
                  an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j).     [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ].

ITEM 4.           Ownership.



                                                WOODBOURNE        FORSYTH        CLAYTON              WEIL
                                                ----------        -------        -------              ----
(a)   Amount beneficially owned:                  760,000          40,000        400,000             800,000

(b)   Percent of Class:                            5.6%             0.3%           5.9%               5.9%

(c)   Number of Shares as to which the
      person has:

      (i)   Sole power to vote or direct
            the vote:                               -0-             -0-          800,000             800,000

      (ii)  Shared power to vote or direct
            the vote:                               -0-             -0-            -0-                 -0-

      (iii) Sole power to dispose or to
            direct the disposition of:              -0-             -0-          800,000             800,000

      (iv)  Shared power to dispose or to
            direct the disposition of:
                                                    -0-             -0-            -0-                 -0-

ITEM 5.                    Ownership of Five Percent or Less of a Class.

      NOT APPLICABLE.

ITEM 6.                    Ownership of More than Five Percent on Behalf of
                           Another Person.

      NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

CUSIP No. 431032101                         13G                Page 8 of 9 Pages

      NOT APPLICABLE.

ITEM 8.                    Identification and Classification of Members of the
                           Group.


      NOT APPLICABLE.

ITEM 9.                    Notice of Dissolution of Group.

      NOT APPLICABLE.

ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    February 16, 2001     WOODBOURNE PARTNERS, L.P.,

                                      by its General Partner, CLAYTON
                                      MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President


      Dated:    February 16, 2001     FORSYTH JOINT VENTURE,

                                      by its Manager, CLAYTON
                                      MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President



      Dated:    February 16, 2001     CLAYTON MANAGEMENT COMPANY



                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President




      Dated:    February 16, 2001     /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil

CUSIP No. 431032101                         13G                Page 9 of 9 Pages



                            EXHIBIT A TO SCHEDULE 13G

                     AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

      The undersigned persons, on February 16, 2001, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock, par value $0.01 per share of Highlands Insurance Group, Inc.

                                      WOODBOURNE PARTNERS, L.P.,

                                      by its General Partner, CLAYTON
                                      MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President

                                      WOODBOURNE PARTNERS, L.P.,

                                      by its Manager, CLAYTON
                                      MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President



                                      CLAYTON MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      -------------------------------
                                      John D. Weil, President




                                      /s/ John  D. Weil
                                      -------------------------------
                                      John D. Weil